Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

between

CONAGRA FOODS, INC.

and

LAMB WESTON HOLDINGS, INC.

dated

November 8, 2016

-i-

IV.	INDEMNIFICATION; LIMITATION OF LIABILITY		24

	4.01	Remedies	24

	4.02	Releases	25

	4.03	Indemnification	26

	4.04	Calculation and Other Provisions Relating to Indemnity Payments	27

	4.05	Procedures for Defense, Settlement and Indemnification of Third-Party Claims	28

	4.06	Direct Claim Procedures	29

	4.07	Additional Matters	30

V.	DISPUTE RESOLUTION		31

	5.01	Dispute Process	31

VI.	MISCELLANEOUS		32

	6.01	Survival of Covenants	32

	6.02	Termination	32

	6.03	Expenses	32

	6.04	Entire Agreement	32

	6.05	Governing Law	32

	6.06	Notices	33

	6.07	Amendments and Waivers	33

	6.08	No Third-Party Beneficiaries	33

	6.09	Assignability	33

	6.10	Tax Matters; Priority of Agreements	34

	6.11	Construction	34

	6.12	Severability	34

	6.13	Counterparts	35

	6.14	Specific Performance	35

	6.15	Conflict with Another Transaction Document or Ancillary Agreement	35

VII.	DEFINITIONS		35

-ii-

SEPARATION AND DISTRIBUTION AGREEMENT

This Separation and Distribution Agreement (this “Agreement”), dated November 8, 2016, is between ConAgra Foods, Inc., a Delaware corporation (“ConAgra”) and Lamb Weston Holdings, Inc., a Delaware corporation and wholly owned Subsidiary of ConAgra (“SpinCo” or “Lamb Weston”). Each of ConAgra and SpinCo is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

RECITALS

1. ConAgra is engaged, directly and indirectly through certain of its Subsidiaries, in the LW Business.

2. The Board of Directors of ConAgra (the “ConAgra Board”) has determined that it would be appropriate and in the best interests of ConAgra and its stockholders for ConAgra to separate its businesses into two publicly-traded companies: (i) ConAgra, which will be renamed “Conagra Brands, Inc.” and will continue to conduct, directly and through members of the ConAgra Group, the Retained Business, and (ii) Lamb Weston, which will continue to conduct, directly and through members of the LW Group, the LW Business (the “Separation”).

3. ConAgra has formed SpinCo in order to facilitate such Separation and the Distribution.

4. ConAgra currently owns all of the issued and outstanding shares of common stock, par value $1.00 per share, of SpinCo (collectively with shares of common stock of SpinCo issued to ConAgra pursuant to the LW Transfer, the “SpinCo Common Stock”).

5. To effect the Separation and the Distribution, (i) ConAgra or other members of the ConAgra Group have contributed or will contribute their interests in the LW Assets to a member of the LW Group, (ii) SpinCo or another member of the LW Group has assumed or will assume the LW Liabilities, (iii) ConAgra or another member of the ConAgra Group has retained or assumed, or will retain or assume the Excluded Liabilities and (iv) the Special Cash Payment will be paid and the Stock Issuance and the Special SpinCo Securities Issuance will occur as provided herein (together, the “LW Transfer”).

6. The Parties contemplate that, immediately following the LW Transfer, ConAgra will distribute all of the shares of SpinCo Common Stock to ConAgra’s stockholders without consideration on a pro rata basis (the “Distribution”).

7. It is intended, for U.S. federal income Tax purposes, that (i) the LW Transfer, together with the Debt Exchange and the Distribution, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that each of ConAgra and SpinCo will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) the Distribution, as such, will qualify as a distribution of

SpinCo Common Stock to ConAgra’s stockholders pursuant to Section 355 of the Code, (iii) the Special Cash Payment will qualify as money distributed to ConAgra creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code, (iv) the Special SpinCo Securities Issuance will qualify as a tax-free issuance under Section 361(a) of the Code and the Debt Exchange will qualify as a tax-free exchange to ConAgra within the meaning of Section 361(c) of the Code and (v) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

Accordingly, the Parties agree as follows:

I. LW TRANSFER AND RESTRUCTURING

1.01 Transfer and Internal Restructuring. (a) Overview. Prior to consummating the Distribution, to the extent not already completed, each of ConAgra and SpinCo will, and will cause their Affiliates to, consummate the Internal Restructuring.

(b) Business Transfer Time. Subject to the satisfaction and waiver of the conditions set forth in Article II, the effective time and date of each Conveyance and assumption of any Asset or Liability in accordance with this Article I that has not occurred prior to the Distribution Date will be 12:01 a.m. Eastern Time on the Distribution Date (the “Business Transfer Time”).

1.02 Conveyance of Assets; Assumption and Discharge of Liabilities. Except as otherwise expressly provided herein or in any of the other Transaction Documents or Ancillary Agreements, and except to the extent previously effected pursuant to the Internal Restructuring, upon the terms and subject to the conditions set forth in this Agreement, effective as of the Business Transfer Time:

(a) ConAgra will have assigned, transferred, conveyed and delivered (“Convey”), or will have caused the Affiliated Transferors to Convey, to SpinCo or to one or more other members of the LW Group as contemplated by the Internal Restructuring, and SpinCo will accept from ConAgra (or the applicable Affiliated Transferor), or will have caused any other applicable member of the LW Group to accept, all of ConAgra’s and the applicable Affiliated Transferors’ respective right, title and interest in and to all of the LW Assets, including the equity interests in the LW Entities (it being understood that any LW Assets that are already held by a member of the LW Group as of the Business Transfer Time will continue to be held by such LW Group member);

(b) ConAgra will have Conveyed, or will have caused the Affiliated Transferors to Convey, to SpinCo or to one or more other members of the LW Group as SpinCo may have designated, and SpinCo will (or will cause the other members of the LW Group as applicable to) assume, perform, timely pay and discharge when due, fulfill when due and comply with all of the LW Liabilities in accordance with their respective terms (it being understood that any LW Liabilities that are already Liabilities of a member of the LW Group as of the Business Transfer Time will continue to be Liabilities of such LW Group member);

(c) SpinCo will have, and ConAgra will have caused SpinCo to, Convey, or caused another applicable member of the LW Group to Convey, to ConAgra or to such other members of the ConAgra Group as ConAgra may designate, all of SpinCo’s and the applicable LW Group members’ respective right, title and interest in and to all of the Excluded Assets (it being understood that any Excluded Assets that are already held by a member of the ConAgra Group as of the Business Transfer Time will continue to be held by such ConAgra Group member); and

(d) SpinCo will have, and ConAgra will have caused SpinCo to, Convey, or will have caused another applicable member of the LW Group to Convey, to ConAgra or to such other members of the ConAgra Group as ConAgra may designate, and ConAgra will (or will cause another member of the ConAgra Group as applicable to) assume, perform, timely pay and discharge when due, fulfill when due and comply with all of the Excluded Liabilities in accordance with their respective terms (it being understood that any Excluded Liabilities that are already Liabilities of a member of the ConAgra Group as of the Business Transfer Time will continue to be Liabilities of such ConAgra Group member).

1.03 Transfers Not Effected Prior to the Business Transfer Time. In the event that any Conveyance of an Asset or assumption of a Liability required by any of the Transaction Documents has not been effected at or before the Business Transfer Time, the obligation to Convey such Asset or assume such Liability will continue after the Business Transfer Time and will be promptly effected, without further consideration, subject to the terms and conditions set forth in the Transaction Documents. From and after the Business Transfer Time, each of ConAgra and SpinCo will promptly Convey or cause the other members of its Group promptly to Convey to the appropriate member of the other Group, from time to time, any property received that is allocated to the other Group pursuant to this Agreement or the other Transaction Documents. Without limiting the foregoing, in the event any member of the LW Group or member of the ConAgra Group will, after the Business Transfer Time, receive funds upon the payment of accounts receivable or other amounts under Contracts or other Assets or Liabilities that are allocated to a member of the other Group pursuant to this Agreement or the other Transaction Documents, such party will Convey, or cause to be Conveyed, such funds to the applicable member of the other Group by wire transfer promptly after the receiving party becomes aware of having received such funds.

1.04 Preservation of Tax-Free Status. Notwithstanding anything in this Article I to the contrary, no ConAgra Group member nor any of its Affiliates will be required to undertake any action or arrangement contemplated by this Article I that would result in, or could reasonably be expected to result in, Tax treatment that is inconsistent with the Intended Tax-Free Treatment, as determined by ConAgra in its sole discretion.

1.05 LW Assets. (a) For purposes of this Agreement and subject to the exclusions set forth in Section 1.05(b), “LW Assets” means all Assets owned or held by any member of the ConAgra Group that are included in any of clauses (i) through (xiv) below or that are otherwise exclusively used or held for exclusive use in the LW Business and are of a nature not otherwise addressed in such clauses, in each case whether now existing or hereafter acquired prior to the Business Transfer Time:

(i) (A) all tangible machinery, molds, tools (including special and general tools), equipment, furniture and other tangible personal property exclusively used or held for exclusive use in the LW Business, (B) computers, smartphones and similar communications equipment provided by the ConAgra Group in connection with a LW Employee’s performance of services, (C) all motor vehicles and other transportation equipment exclusively used or held for exclusive use in the LW Business or provided for the use of a LW Employee, and (D) the items listed on Schedule 1.05(a)(i);

(ii) all product inventories, raw and packaging materials, parts, work-in-process and finished goods and products, in each case to the extent exclusively used or held for exclusive use in the LW Business (the “LW Inventory”);

(iii) all Real Property Interests in the land and facilities listed on Schedule 1.05(a)(iii), together with the improvements, structures and fixtures located thereon (the “LW Facilities”);

(iv) all issued and outstanding capital stock or other equity interests of (A) any Person that may be designated as part of the LW Group pursuant to the plan for the Internal Restructuring including the Persons listed on Schedule 1.05(a)(iv) (such capital stock or other equity interests, the “LW Equity Interests”, and such Persons, the “LW Entities”), and (B) the Joint Venture Interests;

(v) all interests, rights, claims and benefits of ConAgra and any of its Subsidiaries pursuant to all LW Contracts, including the LW Contracts listed on Schedule 1.05(a)(v);

(vi) all Governmental Permits (and all pending applications therefor) that are exclusively used or held for exclusive use in the LW Business;

(vii) all Intellectual Property owned by ConAgra or any of its Subsidiaries exclusively used or held for exclusive use in the LW Business, including the Registered Intellectual Property listed on Schedule 1.05(a)(vii), including all goodwill related to any of the foregoing and all rights to sell or recover and retain damages and costs and attorney’s fees for infringement, misappropriation or other violations of any of the foregoing, whether occurring prior to, on or after the Business Transfer Time (the “LW IP Assets”), together with any tangible embodiments thereof;

(viii) (A) all business records to the extent exclusively related to the LW Business, including the corporate minute books and related stock records of the members of the LW Group and the LW Joint Ventures, and employment records of the LW Employees, and (B) all other books, records, ledgers, files, documents and correspondence, in whatever form, that are exclusively related to the LW Business (collectively, the “LW Books and Records”); provided, however, that ConAgra will be entitled to retain a copy of the LW Books and Records;

(ix) all Software exclusively used or held for exclusive use in the LW Business (all of the foregoing, the “LW Software”);

(x) all goodwill of the LW Business, other than any goodwill associated with the Excluded IP Assets;

(xi) all rights to causes of Action, lawsuits, judgments, claims and demands that are exclusively related to the LW Business or the ownership of the Joint Venture Interests by the LW Group or prior to the Distribution, by the ConAgra Group;

(xii) all Assets expressly allocated to any member of the LW Group pursuant to the Employee Matters Agreement;

(xiii) all rights of SpinCo and the LW Entities under this Agreement or any other Transaction Document or any Ancillary Agreement and the certificates, instruments and Transfer Documents delivered in connection herewith; and

(xiv) all accounts receivable and prepaid assets, in each case, to the extent they exclusively relate (and only to the extent so related) to the LW Business.

(b) Notwithstanding Section 1.05(a) or any other provision hereof, the LW Assets will not in any event include any of the following Assets (the “Excluded Assets”):

(i) the Assets listed or described on Schedule 1.05(b)(i);

(ii) the Excluded IP Assets;

(iii) all Assets in respect of ConAgra Plans or corresponding to any Liabilities allocated to ConAgra or any of its Affiliates or for which ConAgra is expressly liable pursuant to the Employee Matters Agreement and all Assets in respect of all other compensation and benefit plans sponsored by the ConAgra Group, in each case other than Assets expressly allocated to any member of the LW Group pursuant to the Employee Matters Agreement;

(iv) all financial and Tax records relating to the LW Business that form part of the general ledger of ConAgra or any of its Subsidiaries (other than the members of the LW Group), any work papers of ConAgra’s auditors and any other Tax records (including accounting records) of ConAgra or any of its Subsidiaries (other than Tax records exclusively related to the members of the LW Group);

(v) except as otherwise provided by Section 3.05, all rights to insurance policies or practices of ConAgra and its Subsidiaries (including any captive insurance policies, fronted insurance policies, surety bonds or corporate insurance policies or practices, or any form of self-insurance whatsoever, any refunds paid or payable in connection with the cancellation or discontinuance of any such policies or practices and any claims made under such policies);

(vi) all records prepared by or on behalf of ConAgra or its Subsidiaries relating to the transactions contemplated by this Agreement and all records prepared by or on behalf of ConAgra or its Subsidiaries in connection with the potential divestiture of all or a part of the LW Business or any other business or Asset of ConAgra or its Subsidiaries, including, communications with legal counsel representing ConAgra or its Affiliates and the right to assert the attorney-client privilege with respect thereto;

(vii) all rights of ConAgra or its Affiliates (other than members of the LW Group) under this Agreement or any other Transaction Document or Ancillary Agreements and the certificates, instruments and Transfer Documents delivered in connection therewith;

(viii) all cash and cash equivalents of ConAgra and its Affiliates, except as specifically provided in Schedule 1.05(b)(viii); and

(ix) any and all Assets that are expressly contemplated by this Agreement as Assets to be retained by ConAgra or any other member of the ConAgra Group.

1.06 LW Liabilities. (a) For the purposes of this Agreement, “LW Liabilities” will mean each of the following, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Business Transfer Time, or where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the date hereof:

(i) any and all Liabilities of ConAgra and its Affiliates (including the members of the LW Group) to the extent relating to, resulting from or arising out of the ownership or use of the LW Assets or the operation or the conduct of the LW Business, whether before, at or after the Business Transfer Time;

(ii) all Liabilities that are provided by this Agreement or any other Transaction Document or any Ancillary Agreement as Liabilities to be assumed by SpinCo or any other member of the LW Group and all Liabilities of SpinCo or any other member of the LW Group under this Agreement or any other Transaction Document or any Ancillary Agreement, including all Liabilities allocated to or expressly assumed by any member of the LW Group pursuant to the Employee Matters Agreement;

(iii) all Liabilities under the LW Contracts;

(iv) all Liabilities to the extent relating to, resulting from or arising out of product liability Actions with respect to, or product returns or recalls of, products of the LW Business;

(v) all Liabilities to the extent relating to, resulting from or arising out of (A) any Environmental Conditions at the LW Facilities or that otherwise relate to, result from or arise out of (1) any Assets to be transferred to the LW Group or (2) the operation or conduct of the LW Business, (B) any presence or Release of Hazardous Materials that occurs at, on, under, or migrating to or from (x) any of the LW Facilities or

(y) any third-party site, to the extent such presence or Release of Hazardous Materials relate to, result from or arise out of the operation or conduct of the LW Business, (C) any property or facility formerly owned, leased, operated or used in connection with the LW Business, (D) any locations at which any Hazardous Materials generated by, from or in connection with the LW Business or any Asset to be transferred to the LW Group have been transported for treatment, storage, disposal or recycling, or (E) any violation of or remediation or other requirements or liability under any Environmental Law as a result of or relating to the operation or conduct of the LW Business;

(vi) all Liabilities related to, resulting from or arising out of the ownership of the Joint Venture Interests by the LW Group or, prior to the Distribution, the ConAgra Group; and

(vii) all Liabilities listed or described on Schedule 1.06(a)(vii).

(b) Notwithstanding anything to the contrary in this Agreement, the LW Liabilities will not include the following Liabilities (such Liabilities, the “Excluded Liabilities”):

(i) all Liabilities listed or described on Schedule 1.06(b)(i);

(ii) all Liabilities to the extent relating to, resulting from or arising out of any Excluded Asset, except to the extent expressly identified as LW Liabilities in Section 1.06(a); and

(iii) all Liabilities that are expressly contemplated by this Agreement or any other Transaction Document or any Ancillary Agreement as Liabilities to be retained or assumed by ConAgra or any other member of the ConAgra Group, and all Liabilities of any member of the ConAgra Group under this Agreement or any of the Transaction Documents or any of the Ancillary Agreements.

1.07 Termination of Intercompany Agreements; Settlement of Intercompany Accounts. (a) SpinCo, on behalf of itself and each other member of the LW Group, on the one hand, and ConAgra, on behalf of itself and each other member of the ConAgra Group, on the other hand, hereby terminate any and all Contracts between or among SpinCo or any member of the LW Group, on the one hand, and ConAgra or any member of the ConAgra Group, on the other hand, effective without further action as of the Business Transfer Time, other than this Agreement, the Transaction Documents, the Ancillary Agreements and any other Contract expressly contemplated by this Agreement to be entered into or continued by the Parties or any member of their respective Groups. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Business Transfer Time and all parties will be released from all Liabilities thereunder. Each Party will, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) ConAgra will have caused all of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between SpinCo and any other member of the LW Group, on the one hand, and ConAgra or any other member of the ConAgra Group, on the other hand, in existence as of the Business Transfer Time (collectively, the “Intercompany Accounts”) to be (i) settled in full in cash or (ii) otherwise cancelled, terminated or extinguished, in which case the balance will be treated as a contribution to capital or a dividend (in the case of each of clauses (i) and (ii), with no further liability or obligation thereunder), such that, as of the Business Transfer Time, there are no Intercompany Accounts outstanding.

(c) From and after the date hereof, SpinCo will substitute those bonds, guaranties, letters of credit, indemnities, assurances, comfort letters and other arrangements similar to the foregoing issued by any member of the ConAgra Group (other than a member of the LW Group) in support of the LW Business set forth on Schedule 1.07(c) (collectively, “ConAgra Support Arrangements”) for bonds, guaranties, letters of credit, indemnities, assurances, comfort letters or such similar arrangements issued by one or more members of the LW Group, such arrangements to be effective as of the Business Transfer Time (or, if not in place as of the Business Transfer Time, as promptly as reasonably practicable thereafter). Such substitution shall include the assumption by SpinCo of, and the release of ConAgra and the members of the ConAgra Group of all of their respective obligations under, each of the ConAgra Support Arrangements.

1.08 Transfers In Violation of Law or Required Consents; Certain Shared Business Contracts. (a) If and to the extent that the consummation of the LW Transfer or Conveyance of Excluded Assets would be a violation of applicable Laws or require any Consent or Governmental Approval in connection with the transactions contemplated hereby that has not been obtained as of the Business Transfer Time, then, notwithstanding any other provision hereof, such Conveyance will automatically be deferred and will not occur until all legal impediments are removed or such Consents and Governmental Approvals have been obtained or ConAgra has received written confirmation from such parties reasonably satisfactory in form and substance to ConAgra confirming that such Consent or Governmental Approval is not required. Notwithstanding the foregoing, any such Asset (x) will not be Conveyed in, or considered part of, the LW Transfer and (y) will still be considered a LW Asset or Excluded Asset, as applicable, and the Person retaining such Asset will thereafter hold such Asset in trust for the benefit, insofar as reasonably possible, of the Person entitled thereto (at such Person’s sole expense) until the consummation of the Conveyance thereof. The Parties will use their respective Commercially Reasonable Efforts to (i) continue to seek to remove any legal impediments or secure any contractual Consents required from third parties or Governmental Approval necessary to Convey such Asset (or written confirmation that no such Consent is required) and (ii) develop and implement arrangements to place the Person entitled to receive such Asset, insofar as reasonably possible and to the extent not prohibited by applicable Law or the relevant Contract, in the same position as if such Asset had been Conveyed as contemplated hereby such that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such Asset, are to inure from and after the Business Transfer Time to such Person. If and when the applicable legal or contractual impediments are removed or the applicable Consents or Governmental Approvals are obtained, the Conveyance of the applicable Asset will be effected in accordance with the terms of this Agreement or such applicable Transaction Document or applicable Ancillary Agreement without further consideration. Except with respect to the Assets and Liabilities that are the subject of the Ancillary Agreement, the obligations set forth in this Section 1.08(a) will terminate on the date that is 18 months after the Distribution Date.

(b) The Parties will, and will cause their respective Subsidiaries to, use Commercially Reasonable Efforts to work together (and, if necessary and desirable, to work with the third party to such Shared Business Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Business Contract, such that (a) a member of the LW Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Business Contract relating to the LW Business (the “LW Portion”), which rights will be a LW Asset and which obligations will be a LW Liability, and (b) a member of the ConAgra Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Business Contract relating to the Retained Business (the “ConAgra Portion”), which rights will be an Excluded Asset and which obligations will be an Excluded Liability. If the Parties, or their respective Subsidiaries, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Business Contract as contemplated by the previous sentence, then the Parties shall use their Commercially Reasonable Efforts to develop and implement alternative arrangements to place (x) the LW Group, insofar as reasonably possible, in the same position as if the portion of such Shared Business Contract related to the LW Business had been separated as contemplated hereby such that all the benefits and burdens relating to such portion, including risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such portion, are to inure from and after the Business Transfer Time to the LW Group and (y) the ConAgra Group, insofar as reasonably possible, in the same position as if the portion of such Shared Business Contract not related to the LW Business had been separated as contemplated hereby such that all the benefits and burdens relating to such portion, including risk of loss, potential for gain, any Tax Liabilities in respect thereof and dominion, control and command over such portion, are to inure from and after the Business Transfer Time to the ConAgra Group. The obligations set forth in this Section 1.08(b) will terminate on the one-year anniversary of the Distribution.

(c) Notwithstanding anything in this Section 1.08 to the contrary, no member of the ConAgra Group nor any of its Affiliates will be required to undertake any action or arrangement contemplated by this Section 1.08 (i) if ConAgra determines in its sole discretion that such arrangement or action would increase the likelihood that the Intended Tax-Free Treatment would not apply to the transactions contemplated by this Agreement or (ii) if such arrangement is not in compliance with applicable Law (or the relevant Shared Business Contract).

1.09 Evidence of Transfer of LW Assets and LW Liabilities. In furtherance of the Conveyance of LW Assets and assumption of LW Liabilities provided in Sections 1.02(a) and (b), on or prior to the Business Transfer Time, (a) ConAgra will have executed and delivered, and will have caused its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, deeds, assignments of Contracts, and other instruments of Conveyance (in each case to the extent applicable and in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Assets are located), as necessary to evidence the Conveyance of all of ConAgra’s and its Subsidiaries’ right, title and interest in and to the LW Assets to SpinCo and the other members of the LW Group (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require ConAgra or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) SpinCo will have executed and delivered such assumptions of LW Liabilities and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the LW Liabilities by SpinCo or the applicable members of the LW Group. All of the foregoing documents contemplated by this Section 1.09 will be referred to collectively herein as the “ConAgra Transfer Documents.”

1.10 Transfer of Excluded Assets and Assumption of Excluded Liabilities. In furtherance of the Conveyance of Excluded Assets and assumption of Excluded Liabilities provided in Sections 1.02(c) and (d), on or prior to the Business Transfer Time, (a) SpinCo will have executed and delivered, and will have caused its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, deeds, assignments of Contracts and other instruments of Conveyance (in each case to the extent applicable and in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Assets are located), as necessary, to evidence the Conveyance of all of SpinCo’s and its Subsidiaries’ right, title and interest in and to the Excluded Assets to ConAgra and the other members of the ConAgra Group (it being understood that no such bill of sale, stock power, certificate of title, deed, assignment or other instrument of Conveyance will require SpinCo or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement except to the extent required to comply with applicable local Law, in which case the Parties will enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement) and (b) ConAgra will have executed and delivered such assumptions of Excluded Liabilities and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement, and otherwise customary or statutorily required in the jurisdiction in which the relevant Liabilities are located) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by ConAgra or the applicable member of the ConAgra Group. All of the foregoing documents contemplated by this Section 1.10 will be referred to collectively herein as the “LW Transfer Documents” and, together with the ConAgra Transfer Documents, the “Transfer Documents.”

1.11 LW Transfer. (a) At the Business Transfer Time, or within seven days prior to the Distribution Date, SpinCo will borrow funds in an amount equal to approximately $823.5 million (the “Special Cash Amount”). Immediately thereafter and prior to the Distribution, ConAgra and SpinCo shall, subject to the terms and conditions set forth herein, effect the LW Transfer as described by this Section 1.11(a). ConAgra shall Convey the LW Assets to SpinCo as contemplated by Section 1.02(a). As consideration for such Conveyance, no later than immediately prior to the Distribution, SpinCo shall:

(i) issue and deliver to ConAgra a number of shares of SpinCo Common Stock equal to 146,046,295 (the “Stock Issuance”);

(ii) pay the Special Cash Amount in immediately available funds to one or more accounts of ConAgra designated in writing by ConAgra (the “Special Cash Payment”);

(iii) issue SpinCo Securities to ConAgra in an aggregate principal amount equal to $1,540,999,000 (the “Special SpinCo Securities Issuance”); and

(iv) assume the LW Liabilities in accordance with the requirements of this Agreement.

(b) ConAgra shall maintain any funds received pursuant to payment of the Special Cash Payment in a non-interest bearing segregated bank account (the “Segregated Account”). Within 12 months following the Distribution, ConAgra will distribute the cash held in the Segregated Account exclusively to (i) ConAgra’s creditors in retirement of outstanding ConAgra indebtedness or (ii) to ConAgra’s shareholders in repurchase of, or distribution with respect to, its shares.

1.12 Waiver of Bulk-Sales Laws. Each of ConAgra and SpinCo hereby waives compliance by each member of their respective Group with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Conveyance of any or all of the Assets to any member of the ConAgra Group or LW Group, as applicable.

1.13 Disclaimer; No Representations or Warranties. Except as expressly set forth in this Agreement or in any of the other Transaction Documents or any of the Ancillary Agreements, each Party on behalf of itself and each of its Affiliates understands and agrees that neither Party nor any of its Affiliates is making any representation or warranty of any kind whatsoever, express or implied, to the other party or any of its Affiliates or to any other Person in respect of the contemplated transactions or any information that may have been exchanged or provided pursuant to this

Agreement or any other Transaction Document or any Ancillary Agreement, and that all LW Assets are being assigned and transferred, and all LW Liabilities are being assumed, on an “as is,” “where is” basis. Without limiting the generality of the foregoing, (i) neither ConAgra nor any of its Affiliates has made or shall be deemed to have made any representations or warranties in any presentation or written information relating to the LW Business given or to be given in connection with the contemplated transactions or in any filing made or to be made by or on behalf of ConAgra or any of its Affiliates with any Governmental Authority, and no statement made in any such presentation or written materials, made in any such filing or contained in any such other information shall be deemed a representation or warranty hereunder or otherwise, and (ii) ConAgra, on its own behalf and on behalf of the other members of the ConAgra Group, expressly disclaims any implied warranties, including warranties of fitness for a particular purpose and warranties of merchantability. SpinCo acknowledges and agrees that SpinCo specifically disclaims that it is relying upon or has relied upon any representations or warranties that have been made by ConAgra or any other Person relating to the LW Business, and acknowledges and agrees that ConAgra has specifically disclaimed and does hereby specifically disclaim any representation or warranty made by ConAgra or any other person relating to the LW Business.

II. THE DISTRIBUTION

2.01 Actions Prior to the Distribution. (a) Subject to the conditions specified in Section 2.02 and subject to Section 2.05, each of the Parties will use reasonable best efforts to consummate the Distribution. Such actions will include those specified in this Section 2.01.

(b) Prior to the Distribution, each of the Parties will have executed and delivered all Transaction Documents and all Ancillary Agreements to which it is intended to be a party, and will have caused the other members of the LW Group or the ConAgra Group, as applicable, to execute and deliver any Transaction Documents or Ancillary Agreements to which such Persons are intended to be parties.

(c) Prior to the Distribution, SpinCo will have mailed the Information Statement to the Record Holders.

(d) SpinCo will prepare, file with the Commission and use reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Transaction Documents or any of the Ancillary Agreements.

(e) Each of the Parties will take all such actions as may be necessary or appropriate under the securities or blue sky Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(f) SpinCo will prepare and file, and will use reasonable best efforts to have approved prior to the Distribution, an application for the listing on NYSE of the SpinCo Common Stock to be distributed in the Distribution, subject to official notice of listing.

(g) Prior to the Distribution, the existing directors of SpinCo will duly elect the individuals listed as members of the SpinCo board of directors in the Information Statement, and such individuals will become the members of the SpinCo board of directors effective as of no later than immediately prior to the Distribution; provided, however, that to the extent required by any Law or requirement of NYSE or any other national securities exchange, as applicable, one independent director will be appointed by the existing board of directors of SpinCo to begin his or her term prior to the Distribution in accordance with such Law or requirement.

(h) Prior to the Distribution, each individual who will be an employee of any member of the ConAgra Group after the Distribution and who is a director or officer of any member of the LW Group shall have resigned or been removed from each such directorship or office held by such person, effective no later than immediately prior to the Distribution.

(i) Immediately prior to the Distribution, SpinCo’s Restated Certificate of Incorporation and Restated Bylaws, each in substantially the form filed as an exhibit to the Form 10, will be in effect.

(j) The Parties will, subject to Section 2.05, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 2.02 to be satisfied and to effect the Distribution on the Distribution Date.

2.02 Conditions to the Distribution. The obligations of the Parties to consummate the Distribution will be conditioned on the satisfaction, or waiver by the ConAgra Board, of the following conditions:

(a) The ConAgra Board, in its sole and absolute discretion, shall have authorized and approved the Separation and the Distribution and shall not have withdrawn such authorization and approval;

(b) The ConAgra Board shall have declared the dividend of SpinCo Common Stock to the Record Holders;

(c) The Commission shall have declared the Form 10 effective under the Exchange Act, no stop order suspending the effectiveness of the Form 10 shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission;

(d) The NYSE or another national securities exchange approved by the ConAgra Board shall have accepted the SpinCo Common Stock for listing, subject to official notice of issuance;

(e) The Internal Restructuring and the LW Transfer shall have been consummated in all material respects;

(f) ConAgra shall have received a written opinion from Davis Polk & Wardwell LLP, tax counsel to ConAgra, to the effect that (i) the LW Transfer, taken together with the Distribution, will qualify as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, and that each of ConAgra and SpinCo will be a party to the reorganization within the meaning of Section 368(b) of the Code, (ii) the Distribution, as such, will qualify as a distribution of SpinCo stock to ConAgra’s shareholders pursuant to Section 355 of the Code and (iii) the Special Cash Payment will qualify as money distributed to ConAgra creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code;

(g) ConAgra shall have received a written opinion from a nationally recognized financial advisory firm as may be reasonably selected by the ConAgra Board that, as of the Distribution Date, (i) SpinCo will not be insolvent, (ii) SpinCo will not be left with unreasonably small capital, (iii) SpinCo will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature and (iv) the capital of SpinCo will not be impaired;

(h) No order, injunction or decree that would prevent the consummation of the Distribution shall be threatened, pending or issued (and still in effect by any Governmental Authority of competent authority, no other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of ConAgra shall have occurred or failed to occur that prevents the consummation of the Distribution;

(i) No other events or developments shall have occurred prior to the Distribution that, in the judgment of the ConAgra Board, would result in the Distribution having a material adverse effect on ConAgra or ConAgra’s stockholders; and

(j) The actions set forth in Section 2.01(b), (c), (g), (h) and (i) shall have been completed in all material respects.

The foregoing conditions may be waived only by the ConAgra Board, in its sole and absolute discretion, are for the sole benefit of ConAgra and will not give rise to or create any duty on the party of the ConAgra Board to waive or not waive such conditions or in any way limit the right of termination of this Agreement set forth in Section 6.02 or alter the consequences of any such termination from those specified in Section 6.02. Any determination made by the ConAgra Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 2.02 will be conclusive.

2.03 The Distribution. (a) SpinCo will cooperate with ConAgra to accomplish the Distribution and will, at the direction of ConAgra, use reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. Each of the Parties will provide, or cause the applicable member of its Group to provide, to the transfer agent or the exchange agent (the “Exchange Agent”) all documents and information required to complete the Distribution.

(b) Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, for the benefit of and distribution to the Record Holders, ConAgra will deliver to the Exchange Agent all of the issued and outstanding shares of SpinCo Common Stock then owned by ConAgra and book-entry authorizations for such shares and (ii) on the Distribution Date, ConAgra will instruct the Exchange Agent to (A) distribute to each Record Holder (or such Record Holder’s bank, brokerage firm or other nominee on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of whole shares of SpinCo Common Stock to which such Record Holder is entitled based on the Distribution Ratio and (B) receive and hold for and on behalf of each Record Holder, the number of fractional shares of SpinCo Common Stock to which such Record Holder is entitled based on the Distribution Ratio. The Distribution will be effective at the Distribution Effective Time. On or as soon as practicable after the Distribution Date, the Exchange Agent will mail to each Record Holder an account statement indicating the number of whole shares of SpinCo Common Stock that have been registered in book-entry form in such Record Holder’s name.

(c) ConAgra and SpinCo, as the case may be, will instruct the Exchange Agent, as applicable, to deduct and withhold from the consideration otherwise required to be distributed pursuant to this Agreement such amounts as are required to be deducted and withheld from such consideration under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been distributed to the Persons otherwise entitled thereto.

2.04 Fractional Shares. ConAgra’s stockholders holding a number of ConAgra Common Stock, on the Record Date, which would entitled such stockholders to receive less than one whole share of SpinCo Common Stock in the Distribution will receive cash in lieu of fractional shares. Fractional shares of SpinCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Exchange Agent and ConAgra will, as soon as practicable after the Distribution Date, (a) determine the number of whole and fractional shares of SpinCo Common Stock that each Record Holder is entitled to receive in the Distribution, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then-prevailing trading prices on behalf of Record Holders to whom fractional share interests were distributed in the Distribution and (c) distribute to each such Record Holder, or for the benefit of each beneficial owner of fractional shares, such Record Holder’s or beneficial owner’s ratable share of the net proceeds of such sales, based upon the average gross selling price per share of SpinCo Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Exchange Agent, in its sole discretion, will determine the timing and method of selling such shares, the selling price of such shares and the broker-dealer to which such shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of ConAgra or SpinCo. Neither ConAgra nor SpinCo will pay any interest on the proceeds from the sale of such shares.

2.05 Sole Discretion of the ConAgra Board. The ConAgra Board will, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, and notwithstanding anything to the contrary set forth in this Agreement, the ConAgra Board, in its sole and absolute discretion, may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

2.06 Plan of Reorganization. This Agreement constitutes a “plan of reorganization” under Treasury Regulation Section 1.368-2(g) with respect to the transactions contemplated hereby.

III. COVENANTS

3.01 Further Assurances; Efforts To Obtain Consents. In addition to the actions specifically provided for elsewhere in this Agreement or in any other Transaction Document, each Party will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) their reasonable best efforts, prior to, at and after the Distribution, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable; provided, however, that neither ConAgra nor SpinCo will be required to make any non-de minimis payments, incur any non-de minimis Liability or offer or grant any non-de minimis accommodation (financial or otherwise) to any third party in connection with obtaining any Consent or Governmental Approval. Except as otherwise expressly contemplated by another provision of the Transaction Documents or the Ancillary Agreements, each Party will bear its respective costs and expenses incurred in connection with obtaining such Consents and Governmental Approvals. Without limiting the foregoing, upon the reasonable request of a Party hereto, the other Party shall, and shall cause its respective Affiliates to, execute, acknowledge and deliver all such further assurances, deeds, assignments, conveyances, powers of attorney and other instruments and papers as may be required for the transfer to a member of the LW Group of direct or indirect ownership of the LW Assets and to a member of the ConAgra Group ownership of the Excluded Assets and the assumption by the LW Group of the LW Liabilities and the assumption by the ConAgra Group of the Excluded Liabilities, as contemplated by this Agreement (it being understood that no such assurances, deeds, assignments, conveyances, powers of attorney or other instruments or papers will require ConAgra or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement).

3.02 Non-Solicit. (a) For a period of 24 months following the Distribution Date, ConAgra will not, and will cause its Subsidiaries not to, without first discussing with SpinCo’s Chief Human Resources Officer (or equivalent officer) or such officer’s delegee and obtaining the prior written approval of SpinCo, directly or indirectly solicit (or cause to be directly or indirectly solicited) for employment any Transferred Employees who are employed at the level of “Senior Manager” (or equivalent) or above; provided that the foregoing restriction will not apply to (i) generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at such Transferred Employees or hiring any person that responds to such generalized search or (ii) any such Transferred Employees whose employment is terminated by SpinCo or any of its Affiliates (including any member of the LW Group) or who voluntarily terminates his or her employment prior to any such solicitation by Parent or its Subsidiaries.

(b) For a period of 24 months following the Distribution Date, SpinCo will not, and will cause its Affiliates (including any member of the LW Group) not to, without first discussing with ConAgra’s Chief Human Resources Officer (or equivalent) or such officer’s delegee and obtaining the prior written approval of ConAgra, directly or indirectly solicit (or cause to be directly or indirectly solicited) for employment any person who is at the time of such solicitation an employee of ConAgra or any of its Subsidiaries (other than any LW Business employee), in any case, who is employed at the level of “Senior Manager” or above; provided that (i) the foregoing restriction will not apply to generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at such persons or hiring any person who responds to such generalized search, (ii) any such employee of ConAgra or any of its Subsidiaries (other than any LW Business employee) whose employment is terminated by ConAgra or any of its Subsidiaries (including any member of the ConAgra Group) or who voluntarily terminates his or her employment prior to any such solicitation by SpinCo or its Subsidiaries.

3.03 Access to Information; Cooperation.

(a) SpinCo to ConAgra. Subject to Section 3.03(e), from the Distribution Date until the five-year anniversary of the Distribution Date, upon reasonable request, SpinCo will, and will cause the members of the LW Group to: (i) promptly afford to ConAgra and its Representatives reasonable access upon reasonable prior notice during normal business hours, to its offices, properties, agreements, books, records, employees, auditors and other agents (giving consideration to business demands of such employees, auditors and other agents), to the extent relating to the LW Business prior to the Distribution Effective Time, and provide copies of such Information (including any Shared Information in its possession or under its control) as ConAgra may reasonably request for any proper purpose, including in connection with (A) the preparation of any financial statements or reports or the satisfaction of its public reporting obligations, (B) to the extent requested to permit ConAgra or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before the Distribution Date, (C) any judicial, quasi-judicial, administrative or audit proceeding or Action related to the conduct or ownership of the LW Group for which ConAgra or such Affiliate has retained any Liability under this Agreement, (D) the defense or pursuit of any claims, allegations or actions that relate to or may relate to any Excluded Assets, Excluded Liabilities or claim for indemnification, and (E) otherwise to the extent reasonably required by ConAgra; and (ii) use reasonable best efforts to cooperate in the defense or pursuit of any Excluded Asset or Excluded Liability or any claim or action that relates to occurrences involving the LW Business or the Retained Business prior to the Distribution Date; provided that ConAgra will reimburse the LW Group for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or representatives) incurred by any member of the LW Group in connection with any such defense, claim or action. ConAgra agrees to treat and hold as confidential all Information provided or otherwise made available to it or any of its Representatives under this Section 3.03(a) in accordance with the provisions of Section 3.04.

(b) ConAgra to SpinCo. Subject to Section 3.03(e), from the Distribution Date until the five-year anniversary of the Distribution Date, upon reasonable request, ConAgra will, and will cause the members of the ConAgra Group to: (i) promptly afford to SpinCo and its Representatives reasonable access upon reasonable prior notice during normal business hours, to its offices, properties, agreements, books, records, employees, auditors and other agents (giving consideration to business demands of such employees, auditors and other agents), to the extent relating to the LW Business prior to the Distribution Effective Time, and provide copies of such Information (including any Shared Information in its possession or under its control) as SpinCo may reasonably request for any proper purpose, including in connection with (A) the preparation of any financial statements or reports or the satisfaction of its public reporting obligations, (B) to the extent requested to permit SpinCo or any of its Affiliates to comply with their financial reporting, accounting or outstanding obligations, (C) any judicial, quasi-judicial, administrative or audit proceeding or Action related to the conduct or ownership of the LW Group for which SpinCo or such a member of the LW Group has assumed any Liability under this Agreement, (D) the defense or pursuit of any claims, allegations or actions that relate to or may relate to any LW Assets, LW Liabilities or claim for indemnification, and (E) otherwise to the extent reasonably required by SpinCo; and (ii) use reasonable best efforts to cooperate in the defense or pursuit of any LW Asset or LW Liability or any claim or action that relates to occurrences involving the LW Business prior to the Distribution Date; provided that SpinCo will reimburse the ConAgra Group for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or representatives) incurred by any member of the ConAgra Group in connection with any such defense, claim or action. SpinCo agrees to treat and hold as confidential all Information provided or otherwise made available to it or any of its Representatives under this Section 3.03(b) in accordance with the provisions of Section 3.04.

(c) Shared Information. Except as otherwise provided in the Transition Services Agreement or as prohibited by applicable Law, each Party, on behalf of its respective Group, will provide, or cause to be provided, to the other Party’s Group, at any time after the Distribution Date and until the seven-year anniversary of the Distribution Date, as soon as reasonably practicable after written request therefor, any Shared Information in its possession or under its control. Each of ConAgra and SpinCo agree to make their respective personnel available during regular business hours to discuss the Information exchanged pursuant to this Section 3.03. Prior to the Distribution, each Party will take measures that it reasonably determines in good faith to be appropriate to ensure that any competitively sensitive Shared Information from one Party is not disclosed to the other Party’s personnel involved in a competing business.

(d) Reimbursement. The Party requesting Information will reimburse the other Party for the reasonable third-party out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits (other than reasonable administrative overhead directly attributable to requests for access made by or on behalf of the Party requesting access (e.g., overtime))), if any, of creating, gathering and copying such Information, to the extent that such costs are reasonably incurred by the other Party of its Representatives for the benefit of the requesting Party.

(e) No Obligation to Disclose. Notwithstanding anything to the contrary contained herein, nothing in this Section 3.03 will require (i) ConAgra or SpinCo, as applicable, to provide the other Party or its Representatives with access to (A) personnel records of employees relating to individual performance or evaluation records, medical histories or other Information which, in the disclosing party’s good faith opinion, is sensitive or the disclosure of which could subject such party or its Affiliates to risk of liability or violation of any data privacy Laws, (B) Information the disclosure of which, in the disclosing party’s reasonable good faith opinion (x) would conflict with confidentiality obligations to which such Party or any of its Affiliates is bound, (y) would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege, or (z) would violate an applicable Law, provided that, in the case of each of clause (x), (y) and (z), the disclosing party will use Commercially Reasonable Efforts to provide the other Party, to the extent possible, with access to the relevant Information in a manner that would not reasonably be expected to conflict with confidentiality obligations, result in the forfeiture or waiver of any such attorney-client or similar privilege, or violate applicable Law, (ii) either Party’s independent accountants to make available to the other party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants or (iii) either ConAgra or SpinCo to provide any cost or pricing Information for any of its products that compete directly with the other Party’s products. In the event that a Party relies upon this Section 3.03(e) in not providing the other Party with any information or material requested, such non-providing Party shall be required to promptly notify the other Party that it has determined to not provide information or materials pursuant to this Section 3.03(e).

(f) Ownership of Information. Except as expressly provided in this Agreement or other Transaction Document or an Ancillary Agreement, no Party or member of such Party’s Group grants or confers rights of license or any other rights in any Information owned by any member of such Party’s Group to any member of the other Party’s Group hereunder. Any Information owned by a Party that is provided to the other Party pursuant to this Section 3.03 will remain the property of the Party that owned and provided such Information. Each Party will, and will cause members of their respective Groups to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 3.03 and that is transferred or sold to a third party or otherwise disposed of in accordance with Section 3.03(g), unless required by Law or bona fide document retention policies to retain such materials.

(g) Record Retention. Each Party agrees to use its Commercially Reasonable Efforts to retain all Information that relates to the operations of SpinCo and the LW Business or the LW Joint Ventures in its respective possession or control at the Business Transfer Time and at the Distribution in accordance with their respective then existing document retention policies, as such policies may be amended from time to time.

3.04 Confidentiality. (a) From and after the Distribution, each of the Parties will hold, and will cause the other members of its Group to hold, in strict confidence, with at least the same degree of care that it applies to its own business sensitive and proprietary information, all business sensitive or proprietary Information concerning or belonging to the members of the other Group (such Information, “Confidential Information”) obtained by it prior to the Distribution or furnished to it by any member of the other Group pursuant to this Agreement or any Transaction Document or any Ancillary Agreement. Neither Party will (and each Party will cause the other members of its Group not to) disclose any Confidential Information to any other Person, except (i) to the extent that disclosure is compelled by subpoena or other compulsory disclosure notice from a Governmental Authority or, in the opinion of ConAgra’s or SpinCo’s counsel (as the case may be), by other requirements of Law, but only after compliance with Section 3.04(b), (ii) to the extent such Party can show that such Confidential Information was (A) in the public domain through no fault of such Party or any member of such Party’s Group or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (B) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves bound by a confidentiality obligation or (C) independently generated without reference to any proprietary or Confidential Information of the disclosing Party or the other members of its Group or (iii) to its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who will be advised of their obligations hereunder with respect to such Information in advance of its disclosure to such persons). Neither Party will (and each Party will cause the other members of its Group not to) use any Confidential Information for any purpose other than for which it was disclosed by any member of the other Group.

(b) Upon any member of the LW Group or the ConAgra Group receiving any subpoena or other compulsory disclosure notice from a Governmental Authority that requests disclosure of Confidential Information that is subject to the confidentiality provisions of this Section 3.04, the recipient of the notice will promptly provide to ConAgra, in the case of receipt by a member of the LW Group, or to SpinCo, in the case of receipt by a member of the ConAgra Group, a copy of such notice and an opportunity to seek reasonable protective arrangements. In the event that such appropriate protective arrangements are not obtained, the Person that is required to disclose such Confidential Information will furnish, or cause to be furnished, only that portion of such Confidential Information that is legally required to be disclosed and will use reasonable best efforts to ensure that confidential treatment is accorded such Confidential Information.

3.05 Insurance Matters. From and after the Distribution, the members of the LW Group will cease to be insured by insurance policies of any ConAgra Group member or by any of ConAgra Group member’s self-insurance programs, and ConAgra and such other ConAgra Group members, as applicable, will retain all rights to control such insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs. The Parties acknowledge that the members of the LW Group, their directors, officers or other employees and the LW Business (collectively, the “LW Insureds”) may be entitled to the benefit of coverage under the insurance policies made available through ConAgra Group members as described on Schedule 3.05 under the heading “Retained Policies” (the “Retained Policies”), in each case with respect to acts, facts, circumstances or omissions occurring prior to Distribution (“Pre-Distribution Occurrences”), and ConAgra hereby authorizes any LW Insured to report (at such LW Insured’s sole cost and expense) any and all Pre-Distribution Occurrences arising in connection with such LW Insured to the applicable insurance providers to the extent permitted under the Retained Policies, and where not permitted, agrees to make such report on the LW Insured’s behalf (“Retained Policy Claims”), and in either case the LW Insured will provide notice to ConAgra of any such Retained Policy Claim. With respect to Retained Policy Claims made pursuant to the preceding sentence ConAgra will, and will cause its respective Affiliates to, use Commercially Reasonable Efforts to assist any LW Insured in obtaining the benefit of the applicable insurance coverage and pay such benefit, if any, to such LW Insured (net of any Recovery Costs incurred by ConAgra, as a result of the same); provided that, (x) SpinCo will be fully liable for all uninsured, self-insured or fronted amounts in respect of any Retained Policy Claims, and (y) such LW Insured agrees to reimburse ConAgra promptly upon request for all out-of-pocket and documented costs or expenses incurred by ConAgra or any ConAgra Affiliate in connection with making or pursuing any claim pursuant to this Section 3.05, including the costs of filing a claim and any deductibles, premium increases or other amounts that are or become payable by ConAgra or any ConAgra Affiliate under the applicable insurance policies or self-insurance programs as a result of claims made pursuant to this Section 3.05 (such costs and expenses referred to in this clause (y), “Recovery Costs”). With respect to Pre-Distribution Occurrences, ConAgra (with respect to the Retained Policies) will maintain the directors’ and officers’ insurance coverage in effect as of the Distribution Date, or substantially similar coverage, in full force and effect. Notwithstanding the forgoing, this Section 3.05 shall not apply to insurance coverage relating to workers’ compensation, which is addressed in the Employee Matters Agreement. For purposes of this Agreement, the following will not be considered insurance available to SpinCo: (A) any deductible payable by ConAgra; (B) any retention payable by ConAgra; (C) any coinsurance payable by ConAgra; and (D) any coverage that ultimately will be payable or reimbursable by ConAgra through any arrangement, including an insurance-fronting arrangement, a fronted insurance policy, or a retrospective rating program.

3.06 Privileged Matters. (a) The Parties acknowledge and agree that the LW Group’s attorney-client privilege, attorney work-product protection and expectation of client confidence with respect to any communications (“Privileged Communications”) concerning any proposed sale of the LW Business or any other transaction contemplated by this Agreement or any of the other Transaction Documents or any of the Ancillary Agreements (such Privileged Communications, “Privileged Transaction Communications”), and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by ConAgra, and may be waived only by ConAgra. The Parties acknowledge and agree that the Privileged Transaction Communications shall not be controlled, owned, used, waived or claimed by the LW Group upon consummation of the Distribution; and in the event of a dispute between a member of the LW Group and a third party or any other circumstance in which a third party requests or demands that the member of the LW Group produce Privileged Transaction Communications, SpinCo shall cause such member of the LW Group to assert such attorney-client privilege on behalf of the applicable member of ConAgra Group to prevent disclosure of Privileged Transaction Communications to such third party.

(b) The Parties acknowledge and agree that Privileged Communications concerning general business matters related to the LW Business and the LW Group and arising prior to the Distribution for the benefit of both ConAgra and the LW Group (such Privileged Communications, “Privileged Business Communications”) shall be subject to a joint privilege and protection between ConAgra, on the one hand, and the LW Group, on the other hand, and ConAgra and the LW Group shall have equal right to assert such joint privilege and protection and no such joint privilege or protection may be waived by (i) ConAgra without the prior written consent of such member of the LW Group; or (ii) by any member of the LW Group without the prior written consent of ConAgra; provided, however, that any such Privileged Business Communications, whether arising prior to, or after the Distribution Date, with respect to any matter for which a Party hereto has an indemnification obligation hereunder, shall be subject to the sole control of such Party which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such Privileged Business Communications are in the possession of or under the control of such Party.

(c) Upon receipt by SpinCo or any of its Affiliates of any subpoena, discovery or other request from any third party that calls for or would be reasonably expected to call for the production or disclosure of Privileged Transaction

Communications or if SpinCo or any of its Affiliates obtains knowledge that any current or former employee of SpinCo receives any subpoena, discovery or other request from any third party that calls for or would be reasonably expected to call for the production or disclosure of Privileged Transaction Communications, SpinCo will promptly notify ConAgra of the existence of the request and will provide ConAgra a reasonable opportunity to assert any rights it may have under this Section 3.06 or otherwise to prevent the production or disclosure of such Privileged Transaction Communications. SpinCo will not, and will cause its Affiliates not to, produce or disclose to any third party any of the Privileged Transaction Communications under this Section 3.06 unless (i) ConAgra has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Privileged Transaction Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(d) Upon receipt by either Party or any of their respective Affiliates of any subpoena, discovery or other request from any third party that calls for or would be reasonably expected to call for the production or disclosure of Privileged Business Communications or if either Party obtains knowledge that any current or former employee of such Party receives any subpoena, discovery or other request from any third party that calls for or would be reasonably expected to call for the production or disclosure of Privileged Business Communications, such Party will promptly notify the other Party of the existence of the request and will provide such other Party a reasonable opportunity to assert any rights it may have under this Section 3.06 or otherwise to prevent the production or disclosure of such Privileged Business Communications. Neither Party will, and will cause its respective Affiliates not to, produce or disclose to any third party any of the Privileged Business Communications under this Section 3.06 unless (i) the other Party has provided its express written consent to such production or disclosure or (ii) a court of competent jurisdiction has entered an Order finding that the Privileged Business Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(e) Neither ConAgra nor SpinCo will, and will cause their respective Affiliates not to, produce or disclose to any third party any of the Privileged Business Communications under this Section 3.06 unless (A) the other Party has provided its express written consent to such production or disclosure or (B) a court of competent jurisdiction has entered an Order finding that the Privileged Business Communications are not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(f) The access to Information, witnesses and individuals being granted pursuant to Section 3.03 and the disclosure to ConAgra and SpinCo of Privileged Communications relating to the LW Business pursuant to this Agreement in connection with the transactions contemplated hereby will not be asserted by ConAgra or SpinCo to constitute, or otherwise deemed, a waiver of any privilege that has been or may be asserted under this Section 3.06 or otherwise. Nothing in this Agreement will operate to reduce, minimize or condition the rights granted to ConAgra and SpinCo in, or the obligations imposed upon ConAgra and SpinCo by, this Section 3.06.

3.07 Names and Marks. (a) Except as provided in, contemplated by or required in connection with the provision of services or licenses pursuant to any Transaction Document or any Ancillary Agreement or as provided in this Section 3.07, as of the Distribution (i) the LW Group shall not have any right to use or display the ConAgra Names and Marks in any form and (ii) the ConAgra Group shall not have any right to use or display the LW Names and Marks in any form; provided, however, that (A) to the extent such ConAgra Names and Marks were used or displayed by any member of the LW Group prior to the Distribution, the members of the LW Group shall, as soon as reasonably practicable, but in any event within 18 months after the Distribution, at their expense, cease all use or display of all ConAgra Names and Marks and shall remove any and all references to the ConAgra Names and Marks on LW Assets (including on business cards, stationary, commercial signs and similar identifiers), (B) to the extent such LW Names and Marks were used or displayed by any member of the ConAgra Group prior to the Distribution, the members of the ConAgra Group shall, as soon as reasonably practicable, but in any event within 18 months after the Distribution, at their expense, cease all use or display of all LW Names and Marks and shall remove any and all references to the LW Names and Marks on Excluded Assets, (C) the LW Group shall have the right to continue to use the ConAgra Names and Marks in perpetuity to the extent they are incorporated into historical memorabilia, awards, and the like prior to the Distribution, and (D) the ConAgra Group shall have the right to continue to use the LW Names and Marks in perpetuity to the extent they are incorporated into historical memorabilia, awards, and the like prior to the Distribution. In addition, each Party shall have the right to use the other’s respective Names and Marks in perpetuity to the extent they are incorporated into materials that speak generally to the history of the respective companies.

(b) Notwithstanding the foregoing, nothing contained in this Agreement will prevent any Party (or any member of its respective Group) from using the other’s Names and Marks in documents intended to be filed with Governmental Authorities, in materials intended for distribution to such Party’s stockholders or in any other communication (including correspondence) in any medium that describes the current or former relationship between the Parties (or members of their respective Groups).

3.08 Joint Defense. In the event that both a member of the ConAgra Group and a member of the LW Group are defendants in the same Action, upon reasonable request of a member of either Group, the appropriate member or members of each such Group will enter into a written joint defense agreement in a form reasonably acceptable to such Parties.

IV. INDEMNIFICATION; LIMITATION OF LIABILITY

4.01 Remedies. (a) From and after the Distribution, the sole and exclusive remedy of a Party with respect to any and all claims relating to this Agreement, the LW Business, the LW Assets, the LW Liabilities, the Excluded Assets, the Excluded Liabilities, the LW Entities or the transactions contemplated by this Agreement will be pursuant to the indemnification provisions set forth in this Article IV or, in the case of indemnification claims for Taxes addressed in the Tax Matters Agreement, the Tax

Matters Agreement, or in the case of indemnification claims addressed in the Transition Services Agreement, the Transition Services Agreement, or in the case of indemnification claims addressed in the Reverse TSA, the Reverse TSA. In furtherance of the foregoing, each Party hereby waives, from and after the Distribution, any and all rights, claims and causes of action (other than pursuant to the indemnification provisions set forth in this Article IV, the Tax Matters Agreement, the Transition Services Agreement, or the Reverse TSA, and other than claims of, or causes of action arising from, fraud and except for seeking specific performance or other equitable relief to require a Party to perform its obligations under this Agreement to the extent permitted hereunder and except as otherwise provided in any other Transaction Document) that such Party or its Affiliates may have against the other Party or any of its Affiliates, or their respective directors, officers and employees, arising under or based upon any applicable Laws and arising out of the transactions contemplated by this Agreement, including pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. and other Environmental Laws.

(b) Notwithstanding any other provision hereof, from and after the Distribution, the sole and exclusive remedy of the ConAgra Group and SpinCo with respect to any and all indemnification claims for Taxes addressed in the Tax Matters Agreement will be as set forth in the Tax Matters Agreement.

4.02 Releases. (a) SpinCo Release. Except as provided in Section 4.02(c), effective as of the Business Transfer Time, SpinCo does hereby, for itself and each other member of the LW Group, and their respective successors and assigns, remise, release and forever discharge the ConAgra Indemnified Parties from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement the LW Transfer.

(b) ConAgra Release. Except as provided in Section 4.02(c), effective as of the Business Transfer Time, ConAgra does hereby, for itself and each other member of the ConAgra Group, and their respective successors and assigns, remise, release and forever discharge the LW Indemnified Parties from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur at or before the Business Transfer Time or any conditions existing or alleged to have existed at or before the Business Transfer Time, including in connection with the transactions and all other activities to implement any of the LW Transfer.

(c) No Impairment. Nothing contained in Section 4.02(a) or Section 4.02(b) will limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement or any other Transaction Document or any Ancillary Agreement, in each case in accordance with its terms.

(d) No Actions as to Released Claims. SpinCo will not, and will cause each of its respective Affiliates not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against ConAgra or any member of the ConAgra Group, or any other Person released pursuant to Section 4.02(a), with respect to any Liabilities released pursuant to Section 4.02(a). ConAgra will not, and will cause each other member of the ConAgra Group not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against SpinCo or any of its respective Affiliates, or any other Person released pursuant to Section 4.02(b), with respect to any Liabilities released pursuant to Section 4.02(b).

4.03 Indemnification. (a) Indemnification by SpinCo and the LW Group. Without limiting or otherwise affecting the indemnity provisions of any Transaction Document or Ancillary Agreement, effective as of the Distribution Date and subject to the limitations set forth in this Article IV, SpinCo hereby indemnifies ConAgra, its Affiliates and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “ConAgra Indemnified Parties”) from and against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (whether prior to or following the Distribution) any of the following items (without duplication):

(i) any breach by SpinCo or any other member of the LW Group of any covenant to be performed by such Persons pursuant to this Agreement or any Transaction Document (other than the Tax Matters Agreement and the Transition Services Agreement) or any Ancillary Agreement (other than the Reverse TSA) subsequent to the Business Transfer Time;

(ii) any LW Liability, including the failure of SpinCo or any other member of the LW Group or any other Person to pay, perform, fulfill, discharge and, to the extent applicable, comply with, in due course and in full, any such LW Liabilities; and

(iii) any matters for which indemnification is provided by SpinCo or any LW Entity under any Transaction Document (other than this Agreement) or any Ancillary Agreement (it being understood that the terms of such indemnification shall be governed by and subject to the terms of the applicable Transaction Document or the applicable Ancillary Agreement to the extent such terms differ from the provisions of this Article IV).

(b) Indemnification by ConAgra. Without limiting or otherwise affecting the indemnity provisions of any Transaction Document or Ancillary Agreement, effective as of the Distribution Date and subject to the limitations set forth in this Article IV, ConAgra hereby indemnifies SpinCo, its Affiliates and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “LW Indemnified Parties”) from and against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (whether prior to or following the Distribution) any of the following items (without duplication):

(i) any breach by ConAgra or any other member of the ConAgra Group of any covenant to be performed by such Persons pursuant to this Agreement or any Transaction Document (other than the Tax Matters Agreement and the Transition Services Agreement) or any Ancillary Agreement (other than the Reverse TSA) subsequent to the Business Transfer Time;

(ii) any Excluded Liability, including the failure of ConAgra or any other member of the ConAgra Group or any other Person to pay, perform, fulfill, discharge, and, to the extent applicable, comply with, in due course and in full, such Excluded Liabilities; and

(iii) any matters for which indemnification is provided by ConAgra or any member of the ConAgra Group under any Transaction Document (other than this Agreement) or any Ancillary Agreement (it being understood that the terms of such indemnification shall be governed by and subject to the terms of the applicable Transaction Document or the applicable Ancillary Agreement to the extent such terms differ from the provisions of this Article IV).

4.04 Calculation and Other Provisions Relating to Indemnity Payments. (a) Insurance. The amount of any Damages for which indemnification is provided under this Article IV will be net of any amounts actually recovered by the Indemnitee or its Affiliates under non-Affiliated third-party, non-captive insurance policies with respect to such Loss (less the Recovery Cost). If any Damages resulting in indemnification under Section 4.03 relates to a claim by an Indemnitee or its Affiliates that is covered by one or more non-Affiliated third-party, non-captive insurance policies held by the Indemnitee or its Affiliates, the Indemnitee will use and will cause its Affiliates to use Commercially Reasonable Efforts to pursue claims against the applicable insurers for coverage of such Damages under such policies. Without duplication of the first sentence of this Section 4.04(a), the Indemnifying Party will pay directly, or promptly reimburse the Indemnitee for the costs of pursuing such claims (including, if necessary, the filing of coverage litigation). Any indemnity payment hereunder will initially be made without regard to this Section 4.04(a), and if the Indemnitee or its Affiliates actually receive a full or partial recovery under such insurance policies following payment of indemnification by the Indemnifying Party in respect of such Damages, then the Indemnitee will refund amounts received from the Indemnifying Party up to the amount of indemnification actually received from the Indemnifying Party with respect to such Damages (less the cost to collect the proceeds of such insurance).

(b) Tax Benefits. If an indemnification obligation of any Indemnifying Party under this Article IV arises in respect of an adjustment that makes allowable to an Indemnitee any Tax Benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Article IV, minus (ii) the reduction in actual cash Taxes payable by the Indemnitee in the Taxable year such indemnification obligation arises and the two Taxable years following such year, determined on a “with and without” basis.

4.05 Procedures for Defense, Settlement and Indemnification of Third-Party Claims. (a) Each Person seeking indemnification under this Article IV (the “Indemnitee”) will give prompt written notice to the Person from whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any Action by any third party (“Third-Party Claim”); provided that the failure of the Indemnitee to give notice as provided in this Section 4.05(a) will not relieve any Indemnifying Party of its obligations under Section 4.03, except to the extent that such failure actually prejudices the rights of any such Indemnifying Party. Such notice will set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnitee). Thereafter, the Indemnitee will deliver to the Indemnifying Party, as promptly as reasonably practicable following the Indemnitee’s receipt thereof, copies of all written notices and documents (including any court papers) received by the Indemnitee relating to the Third-Party Claim and the Indemnitee will provide the Indemnifying Party with such other Information with respect to any such Third-Party Claim reasonably requested by the Indemnifying Party. The Indemnifying Party will have the right, at its sole option and expense, to be represented by counsel of its choice and, subject to the limitations set forth in this Section 4.05, to assume control of, and defend against, negotiate, settle (subject to Section 4.05(b)) or otherwise deal with such Third-Party Claim, but the Indemnitee may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense. In the case of any Third-Party Claim for which indemnification is sought, the Indemnifying Party will have the right, upon written notice to the Indemnitee within 30 days after receipt of the notice of such claim (the “Indemnification Dispute Period”), to assume control of and defend against such Third-Party Claim. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim, or fails to provide the Indemnitee with notice of its intent to assume control of and defend against any Third-Party Claim within the Indemnification Dispute Period, then the Indemnitee may defend against, negotiate, settle (subject to Section 4.05(b)) or otherwise deal with such Third-Party Claim. If the Indemnifying Party will assume the defense of any Third-Party Claim pursuant to this Article IV, then the Indemnitee may participate, at his or its own expense, in the defense of such Third-Party Claim; provided that such Indemnitee will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnifying Party, a material conflict exists between the Indemnitee and the Indemnifying Party that would make such separate representation advisable; provided, further that the Indemnifying Party will not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third-Party Claim. Notwithstanding the foregoing, participation by the Indemnitee will allow the Indemnitee to consult with independent counsel or advisors and to submit comments and questions, which the Indemnifying Party will consider or respond to in good faith but the Indemnifying Party will not be obligated to act upon and, subject to the terms of this Article IV, such comments or questions will not alter or limit the Indemnifying Party’s obligations as set forth in this Agreement.

(b) Notwithstanding anything in this Section 4.05 to the contrary, neither the Indemnifying Party nor the Indemnitee will, without the written consent of the other party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment. Notwithstanding the foregoing, consent of the Indemnitee will not be required for any such settlement if (i) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement does not permit any order, injunction or other equitable relief to be entered, directly or indirectly, against the Indemnitee and (iii) such settlement includes an unconditional release of such Indemnitee from all liability on claims that are the subject matter of such Third-Party Claim and does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnitee. If the Indemnifying Party makes any payment on any Third-Party Claim or in respect of any Environmental Claim, then the Indemnifying Party will be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such Third-Party Claim or Environmental Claim, as applicable.

(c) After any decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated (in accordance with this Article IV), or the Indemnitee and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third-Party Claim hereunder, the Indemnitee will forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

(d) Each party will cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and will furnish or cause to be furnished such records, Information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) Notwithstanding the foregoing, this Section 4.05 and the following Section 4.06 will not apply to indemnification for related to Tax matters. The procedures for such indemnification will be governed by the Tax Matters Agreement.

4.06 Direct Claim Procedures. (a) In the event an Indemnitee has a claim for indemnity under Section 4.03 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnitee agrees to give prompt notice in writing, and as promptly as practicable, of such claim to the Indemnifying Party, which notice will in no event be delivered to the Indemnifying Party later than 60 days after the Indemnitee first learns of the facts on which such claim is based (such 60-day period, the “Notice Period”). Such notice will set forth in reasonable detail such claim and the basis for indemnification and the amount of such damages incurred or that such Indemnitee reasonably estimates in good faith is likely to be incurred in connection with such claim (all taking into account the information then in the possession or under the control of the Indemnitee). The failure to notify the Indemnifying Party as promptly as practicable within the Notice Period will not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall have actually prejudiced the Indemnifying Party (in which case relieved only to the extent of such prejudice), and in any event, the Indemnifying Party will have no indemnification obligation in respect of any claim for which notice is delivered following expiration of the applicable Notice Period for such claim.

(b) If the Indemnifying Party notifies the Indemnitee that it does not dispute its liability to the Indemnitee with respect to any claim other than a Third-Party Claim or fails to notify the Indemnitee within the Indemnification Dispute Period, the damages arising from any such claim will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party will pay the amount of such damages to the Indemnitee on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, either party may seek a resolution of such dispute by litigation in a court of competent jurisdiction pursuant to Section 6.05.

4.07 Additional Matters. (a) Cooperation in Defense and Settlement. With respect to any Third-Party Claim for which SpinCo, on the one hand, and ConAgra, on the other hand, may have Liability under this Agreement or any of the other Transaction Documents or any of the Ancillary Agreements, the Parties agree to cooperate reasonably and maintain a joint defense (in a manner that is intended to the maximum extent reasonably possible to preserve the attorney-client privilege, joint defense or other privilege or doctrine with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. The Party that is not responsible for managing the defense of such Third-Party Claims will, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel to monitor or assist in the defense of such claims at its own cost.

(b) Certain Actions. Notwithstanding anything to the contrary set forth in this Article IV, ConAgra may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Business Transfer Time which relate to or arise out of the LW Business, the LW Assets or the LW Liabilities and as to which a member of the ConAgra Group is also a plaintiff or named as a target or defendant thereunder (but excluding any such Actions which solely relate to or solely arise in connection with the LW Business, the LW Assets or the LW Liabilities); provided, however, that, (i) ConAgra defends or prosecutes, as applicable, such Actions in good faith, (ii) ConAgra reasonably consults with SpinCo on a regular basis with respect to strategy and developments with respect to any such Action, (iii) SpinCo will have the right to participate in (but not control) the defense or prosecution, as applicable, of such Action, and (iv) ConAgra must obtain the written consent of SpinCo, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if ConAgra is a defendant and such settlement, consent or judgment would require SpinCo to abandon its rights, change its business practices or incur any Liabilities with respect thereto or if ConAgra is a plaintiff and the resolution involves a judgment that is less than was being sought in respect of the LW Business. After any such compromise, settlement, consent to entry of judgment or entry of judgment, ConAgra and SpinCo will agree upon a reasonable allocation to SpinCo and SpinCo will be responsible for or receive, as the case may be, SpinCo’s proportionate share of any such compromise, settlement, consent or judgment attributable to the LW Business, the LW Assets or the LW Liabilities, including its proportionate share of the reasonable costs and expenses associated with defending same.

(c) Reasonable Minimization of Losses. To the extent any remedial, corrective or other ameliorative action is required to be taken by an Indemnitee in respect of a matter that is the subject of an indemnification claim hereunder, the Indemnitee will only be entitled for indemnification in respect of those actions that would be necessary to perform the minimum necessary remediation, correction or amelioration to remedy the breach or Liability, as the case may be, at the lowest reasonable cost.

(d) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties will endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IV will not be affected.

(e) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

V. DISPUTE RESOLUTION

5.01 Dispute Process. The Parties will use commercially reasonable efforts to resolve expeditiously and on a mutually acceptable negotiated basis any dispute or disagreement between the Parties arising out of or relating to this Agreement or any Transaction Document or Ancillary Agreement (other than a third party claim) (a “Dispute”) exclusively (except as otherwise expressly provided in this Agreement) as follows: (a) first, by engaging in good faith negotiations in accordance with the procedures set forth in Schedule 5.01; and (b) then, if the the Parties are unable to resolve the Dispute through the process of good faith negotiations contemplated in Schedule 5.01, or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by clause (a) of this Section 5.01 and provided in Schedule 5.01, the Dispute will be submitted to an arbitration in accordance with Schedule 5.01. The initiation of the alternative dispute resolution process hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

VI. MISCELLANEOUS

6.01 Survival of Covenants. None of the covenants or agreements contained in this Agreement shall survive the Distribution Date, other than those which by their terms contemplate performance after the Distribution Date and such surviving covenants and agreements shall survive the Distribution Date only until the expiration of the term of the undertaking set forth in such covenants and agreements; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 6.01 shall survive until such claim is finally resolved.

6.02 Termination. This Agreement and any other Transaction Document, Ancillary Agreement or Transfer Document may be terminated by the ConAgra Board in its sole and absolute discretion at any time prior to the Distribution. In the event of any termination of this Agreement prior to the Distribution, no Party (or any member of its Group or any of its or their respective directors or officers) will have any Liability or further obligation to any other Party (or any member of its Group) with respect to this Agreement or such Transaction Document, Ancillary Agreement or Transfer Document.

6.03 Expenses. Except as otherwise provided in this Agreement or any of the other Transaction Documents or any of the Ancillary Agreements, all fees and expenses incurred in connection with the transactions contemplated hereby and thereby will be paid by the Party incurring such fees or expenses.

6.04 Entire Agreement. This Agreement, the other Transaction Documents, the Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, together constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. If there is a conflict between any provision of this Agreement and a provision of any other Transaction Document or a provision of any Ancillary Agreement, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

6.05 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

6.06 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) upon transmission, if sent by email with confirmation of receipt, (b) when delivered, if delivered personally to the intended recipient and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

(i)	if to ConAgra:

ConAgra Foods, Inc.

222 W. Merchandise Mart Plaza, Suite 1300

Chicago, Illinois 60654

Attention: Colleen Batcheler

Email: colleen.batcheler@conagra.com

(ii)	If to SpinCo:

Lamb Weston Holdings, Inc.

599 S. Rivershore Lane

Eagle, Idaho 83616

Attention: Eryk J. Spytek

Email: eryk.spytek@conagra.com

or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 6.06.

6.07 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

6.08 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the ConAgra Group or the LW Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

6.09 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of its Group, provided that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (b) such assignment or delegation will not relieve any Party of its indemnification obligations or other obligations under this Agreement. Any attempted assignment or delegation in contravention of the foregoing will be void.

6.10 Tax Matters; Priority of Agreements. Except as otherwise expressly provided herein, this Agreement will not govern Tax matters (including any administrative, procedural and related matters thereto), which will be exclusively governed by the Tax Matters Agreement. In the case of any conflict between this Agreement and the Tax Matters Agreement, in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement will prevail.

6.11 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. References in this Agreement to any document, instrument or agreement (including this Agreement) includes and incorporates all exhibits, disclosure letters, schedules and other attachments thereto. Unless the context otherwise requires, any references to an “Exhibit,” “Section” or “Article” will be to an Exhibit, Section or Article to or of this Agreement, and will be deemed to include any provisions or matters set forth in any corresponding schedule or section of the Schedules. The use of the words “include” or “including” in this Agreement or the Schedules will be deemed to be followed by the words “without limitation.” The use of the word “covenant” will mean “covenant and agreement.” The use of the words “or,” “either” or “any” will not be exclusive. Days mean calendar days unless specified as Business Days. References to statutes will include all regulations promulgated thereunder, and references to statutes or regulations will be construed to include all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation as of the date hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Transaction Documents and the Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Transaction Document or any Ancillary Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

6.12 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

6.13 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.

6.14 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages, this being in addition to any other remedy to which any Party is entitled at Law or in equity. Each Party further agrees that no other Party or any other Person will be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.14, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and will not contest the appropriateness of specific performance as a remedy.

6.15 Conflict with Another Transaction Document or Ancillary Agreement. Other than with respect to Tax matters and any matters addressed by the Tax Matters Agreement, if there is any conflict between this Agreement and another Transaction Document, each of this Agreement and the other Transaction Document is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control. If there is any conflict between any Transaction Document and any Ancillary Agreement, each of such Transaction Document and such Ancillary Agreement is to be interpreted and construed, if possible, so as to avoid or minimize such conflict, but, to the extent (and only to the extent) of such conflict, the Transaction Document shall prevail and control.

VII. DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in an initial capitalized form, will have the following meanings:

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, sanction, summons, demand, subpoena, examination, citation, audit, review or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, (a) Affiliates of ConAgra will include SpinCo and the LW Entities prior to the Distribution, and (b) Affiliates of SpinCo will include the LW Entities after the Distribution.

“Affiliated Transferor” means any Affiliate of ConAgra (other than a member of the LW Group) that either (i) owns, licenses or leases any of the assets that constitute LW Assets or (ii) is liable for any of the LW Liabilities.

“Agreement” has the meaning set forth in the preamble.

“Alexia Trademark License Agreement” means the Alexia Trademark License Agreement, dated as of the date of this Agreement, between ConAgra Foods RDM, Inc., a wholly owned subsidiary of ConAgra, and ConAgra Foods Lamb Weston, Inc., a wholly owned subsidiary of ConAgra that will become, pursuant to the LW Transfer, a wholly owned subsidiary of SpinCo.

“Ancillary Agreements” means the Lease, the Option and the Reverse TSA.

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Business Transfer Time” has the meaning set forth in Section 1.01(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective under this Agreement, reasonable, diligent good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment, it being understood and agreed that such efforts will include the exertion of efforts and utilization of resources that would be used by such Party in support of one of its own wholly owned businesses. “Commercially Reasonable Efforts” will not require a Party (a) to make payments to unaffiliated third parties (except as set forth in this Agreement), to incur non-de minimis Liabilities to unaffiliated third parties or to grant any non-de minimis concessions or accommodations unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such Liabilities, concessions or accommodations requested to be made by the other Party (such reimbursement and make whole to be made promptly after the determination thereof following the Distribution or, with respect to items incurred after the Distribution, promptly thereafter), (b) to violate any Law, or (c) to initiate any litigation or arbitration.

“Commission” means the Securities and Exchange Commission.

“ConAgra” has the meaning set forth in the preamble.

“ConAgra Board” has the meaning set forth in the recitals.

“ConAgra Common Stock” means the common stock, par value $5.00 per share, of ConAgra.

“ConAgra Group” means ConAgra and each of its Subsidiaries, but excluding any member of the LW Group.

“ConAgra Indemnified Parties” has the meaning set forth in Section 4.03(a).

“ConAgra Names and Marks” means the Names and Marks owned, held or licensed by ConAgra or any of its Subsidiaries immediately prior to the Distribution, including those listed on Schedule 7.01, other than the LW Names and Marks, either alone or in combination with other words or elements, and all Names and Marks confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“ConAgra Plans” has the meaning set forth in the Employee Matters Agreement.

“ConAgra Portion” has the meaning set forth in Section 1.08(b).

“ConAgra Support Arrangements” has the meaning set forth in Section 1.07(c).

“ConAgra Transfer Documents” has the meaning set forth in Section 1.09.

“Confidential Information” has the meaning set forth in Section 3.04(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contracts” means any contract, agreement, lease, sublease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, course of dealing, understanding or other commitment, whether written or oral, that is binding on any Person or any part of its property under applicable Law.

“Convey” has the meaning set forth in Section 1.02(a). Variants of this term such as “Conveyance” will have correlative meanings.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Damages” means all assessments, losses, damages, costs, expenses, Liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants and other agents or representatives of such Person, but specifically excluding (i) any lost profits or opportunity costs, or any special, punitive or consequential damages (except in any such case to the extent assessed in connection with a third party claim or except to the extent such damages are the reasonable and foreseeable result of the matter in question), and (ii) any amount based on or taking into account the use of any LW Asset other than its use as of the Distribution Date.

“Debt Exchange” means the distribution of SpinCo Securities issued to ConAgra pursuant to the Special SpinCo Securities Issuance in exchange for outstanding indebtedness of ConAgra.

“Designs” has the meaning set forth in the definition of “Intellectual Property.”

“Dispute” has the meaning set forth in Section 5.01.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means, the date selected by the ConAgra Board or its designee for the distribution of SpinCo Common Stock to ConAgra’s stockholders in connection with the Distribution.

“Distribution Effective Time” means the time established by ConAgra as the effective time of the Distribution, New York time, on the Distribution Date.

“Distribution Ratio” means the number of shares of SpinCo Common Stock to be distributed in respect of each share of ConAgra Common Stock in the Distribution, which ratio will be determined by the ConAgra Board prior to the Record Date.

“Domain Name” has the meaning set forth in the definition of “Intellectual Property”.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, between ConAgra and SpinCo, as amended or modified from time to time in accordance with its terms.

“Environmental Claim” means any Action by any Person alleging or that may reasonably be expected to result in Liability (including Liability for investigatory costs, cleanup costs, governmental oversight or response costs, natural resource damages, fines or penalties) for any Environmental Conditions or any noncompliance with or obligations under any Environmental Laws.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water, ambient air or indoor air, or in any building materials, of any Hazardous Materials at a level at or exceeding the applicable standard or threshold under applicable Environmental Law or that otherwise requires investigation, remediation or other actions (including investigation, study, health or risk assessment, monitoring, removal, treatment, transport or response action) under any applicable Environmental Laws.

“Environmental Laws” means all Laws of any Governmental Authority, including common law, that relate to the protection of the environment and natural resources (including ambient or indoor air, surface water, ground water, land surface or subsurface strata) or the effect of the environment or Hazardous Materials on human health and safety, including Laws or any other binding legal obligations in effect now or in the future relating to the Release of Hazardous Materials, or otherwise relating to the generation, manufacture, sale, distribution, import, labeling, treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to any Hazardous Materials.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.03(a).

“Excluded Assets” has the meaning set forth in Section 1.05(b).

“Excluded IP Assets” means (a) all UPC, EAN codes, IP addresses and any other codes or numbers that contain ConAgra identifiers and (b) the Intellectual Property set forth on Schedule 1.05(b)(ii).

“Excluded Liabilities” has the meaning set forth in Section 1.06(b).

“Form 10” means the registration statement on Form 10 filed by SpinCo with the Commission to effect the registration of SpinCo Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time, including any amendment or supplement thereto.

“Governmental Approvals” means any notices, reports or other filings to be made to, or any Consents, registrations, permits, approvals, Orders, clearances, variances, terminations or expirations of waiting periods or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, provincial, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or any national securities exchange.

“Governmental Permits” means any licenses, registrations, permits, Orders, clearances, or other authorizations of any Governmental Authority.

“Group” means the ConAgra Group or the LW Group, as the context requires.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, asbestos and asbestos containing materials, petroleum and petroleum products or any fraction thereof, or any other substance or material, in each case, that is defined by, regulated by, or may form the basis for liability under any Environmental Laws.

“Indemnification Dispute Period” has the meaning set forth in Section 4.05(a).

“Indemnifying Party” has the meaning set forth in Section 4.05(a).

“Indemnitee” has the meaning set forth in Section 4.05(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, forecasts, budgets, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, recipes, techniques, designs, specifications, processes, procedures, policies, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other Software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos, manuals and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data, but in any case excluding back-up tapes.

“Information Statement” means the Information Statement, attached as an exhibit to the Form 10, to be sent or otherwise made available to each of ConAgra’s stockholders in connection with the Distribution, as such Information Statement may be amended or supplemented from time to time.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) patents, patent applications, inventors’ certificates, utility models, statutory invention registrations, and other indicia of ownership of an invention, discovery or improvement issued by any Governmental Authority, including reissues, divisionals, continuations, continuations-in-part, extensions, reexaminations and other pre-grant and post-grant forms of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill recognized by any Governmental Authority, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith (collectively, “Trademarks”), and Internet domain names and associated uniform resource locators (collectively, “Domain Names”), (c) copyrights, whether in published and unpublished works of authorship, registrations, applications, renewals and extensions therefor, mask works, and any and all similar rights recognized in a work of authorship by a Governmental Authority (collectively, “Copyrights”), (d) any trade secret rights in any inventions, discoveries, improvements, trade secrets and all other confidential or proprietary Information (including know-how, data, formulas, processes and procedures, research records, records of inventions, test information, and market surveys), and all rights to limit the use or disclosure thereof (collectively, “Trade Secrets”), (e) registered and unregistered design rights (collectively, “Designs”), (f) rights of privacy and publicity, and (g) any and all other intellectual or industrial property rights recognized by any Governmental Authority under the Laws of any country throughout the world.

“Intended Tax-Free Treatment” means the qualification of (i) the LW Transfer, together with the Special Cash Payment, the Special SpinCo Securities Issuance, the Debt Exchange and the Distribution as a reorganization described in Section 368(a)(1)(D) of the Code and of each of ConAgra and SpinCo as a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) the Distribution, as such, as a distribution of SpinCo Common Stock to ConAgra’s stockholders pursuant to Section 355 of the Code, (iii) the Special Cash Payment as money distributed to ConAgra creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code, (iv) the Special SpinCo Securities Issuance as a tax-free issuance under Section 361(a) of the Code and the Debt Exchange as a tax-free exchange to ConAgra within the meaning of Section 361(c) of the Code and (v) the transactions described on Schedule A to the Tax Matters Agreement as being free from Tax to the extent set forth therein.

“Intercompany Accounts” has the meaning set forth in Section 1.07(b).

“Internal Restructuring” means the internal reorganization of the LW Business, as set forth in Exhibit A.

“Joint Venture Interests” means the equity interests in the LW Joint Ventures held by any member of the LW Group or, prior to the Distribution, any member of the ConAgra Group.

“Lamb Weston” has the meaning set forth in the preamble.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order or Governmental Permit issued by, a Governmental Authority.

“Lease” means that certain Lease, made as of the 24th day of October, 2016, between ConAgra Limited/ConAgra Limitée (the Landlord) and Lamb Weston Canada ULC (the Tenant).

“Liabilities” means all debts, liabilities, guarantees, assurances and commitments, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“LW Assets” has the meaning set forth in Section 1.05(a).

“LW Books and Records” has the meaning set forth in Section 1.05(a)(viii).

“LW Business” means the ConAgra Group’s and the LW Group’s direct or indirect business of researching, developing and cultivating potatoes and sweet potatoes, and manufacturing, marketing, distributing and selling potatoes and sweet potatoes, appetizers and vegetable products, primarily in frozen form, through the wholesale, commercial and retail channels under the Lamb Weston brand, Alexia brand and the other brands set forth on Schedule 7.02, and Lamb Weston products made in support of customer-owned brands and customer commercial food service operations, in each case, produced in the facilities set forth on Schedule 7.03. In construing the scope of the term “LW Business”, “LW Business” will not include the LW Joint Ventures or any Assets or Liabilities of the LW Joint Ventures.

“LW Contracts” means all contracts, commitments, leases and other agreements to which a member of the ConAgra Group or the LW Group is a party and that relate exclusively to the LW Business.

“LW Employee” has the meaning set forth in the Employee Matters Agreement.

“LW Entities” has the meaning set forth in Section 1.05(a)(iv).

“LW Equity Interests” has the meaning set forth in Section 1.05(a)(iv).

“LW Facilities” has the meaning set forth in Section 1.05(a)(iii).

“LW Group” means SpinCo and each of its Subsidiaries, which will be deemed to include the LW Entities. For the avoidance of doubt, the LW Joint Ventures will not be deemed to be members of the LW Group.

“LW Indemnified Parties” has the meaning set forth in Section 4.03(b).

“LW Insureds” has the meaning set forth in Section 3.05.

“LW Inventory” has the meaning set forth in Section 1.05(a)(ii).

“LW IP Assets” has the meaning set forth in Section 1.05(a)(vii).

“LW Joint Ventures” means, collectively, the joint ventures set forth on Schedule 7.04.

“LW Liabilities” has the meaning set forth in Section 1.06(a).

“LW Names and Marks” means the Names and Marks owned, held or licensed by ConAgra or any of its Subsidiaries immediately prior to the Distribution and exclusively used or held for exclusive use in the LW Business, including those listed on Schedule 7.05, either alone or in combination with other words or elements, and all Names and Marks that are confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing.

“LW Portion” has the meaning set forth in Section 1.08(b).

“LW Software” has the meaning set forth in Section 1.05(a)(ix).

“LW Transfer” has the meaning set forth in the recitals.

“LW Transfer Documents” has the meaning set forth in Section 1.10.

“Names and Marks” means Trademarks, monograms, Domain Names and other source or business identifiers.

“Notice Period” has the meaning set forth in Section 4.06(a).

“NYSE” means the New York Stock Exchange.

“Option” means that certain Option to Purchase dated as of the 24th day of October, 2016, between ConAgra Limited/ConAgra Limitée (the Optionor) and Lamb Weston Canada ULC (the Optionee).

“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Parties” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity or organization or a Governmental Authority.

“Pre-Distribution Occurrences” has the meaning set forth in Section 3.05.

“Privileged Business Communications” has the meaning set forth in Section 3.06(b).

“Privileged Communications” has the meaning set forth in Section 3.06(a).

“Privileged Transaction Communications” has the meaning set forth in Section 3.06(a).

“Real Property Interests” means all interests in real property, including improvements, structures and fixtures located thereon, of whatever nature, including easements and mineral, oil and gas rights, whether as owner or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise.

“Record Date” means the close of business on the date to be determined by the ConAgra Board as the record date for determining stockholders of ConAgra entitled to receive shares of SpinCo Common Stock in the Distribution.

“Record Holders” means the holders of record of ConAgra Common Stock as of the close of business on the Record Date.

“Recovery Costs” has the meaning set forth in Section 3.05.

“Registered Intellectual Property” means any and all Copyright registrations or applications for registration, Design registrations or applications for registration, Patents, Trademark registrations or applications for registration, and Domain Name registrations.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Representatives” means with respect to any Person, such Person’s and any of its Subsidiaries’ officers, employees, agents, advisors, directors, consultants and other representatives.

“Retained Business” means any business now, previously or hereafter conducted by ConAgra or any of its Subsidiaries other than the LW Business.

“Retained Policies” has the meaning set forth in Section 3.05.

“Retained Policy Claims” has the meaning set forth in Section 3.05.

“Reverse TSA” means that certain Reverse Transition Services Agreement entered into by ConAgra and SpinCo on the date hereof, as amended or modified from time to time in accordance with its terms, pursuant to which SpinCo through one or more of its Subsidiaries will provide certain employee services to ConAgra.

“Securities Act” means the Securities Act of 1933.

“Security Interest” means, whether arising under any Contract or otherwise, any mortgage, security interest, pledge, lien, charge, claim, option to purchase or lease, indenture, right to acquire, right of first offer or refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, title defect, restriction on transfer or other encumbrance and other restrictions, conditions or limitations on the ownership, possession or use of any real, personal, tangible or intangible property.

“Segregated Account” has the meaning set forth in Section 1.11(b).

“Separation” has the meaning set forth in the recitals.

“Shared Business Contracts” means any Contract of any member of either Group that (a) relates to both the LW Business and the Retained Business and (b) is set forth on Schedule 7.06.

“Shared Information” means (a) all Information provided by any member of the LW Group to a member of the ConAgra Group prior to the Business Transfer Time, (b) any Information in the possession or under the control of such respective Group that relates to the operation of the LW Business and the LW Joint Ventures prior to the Distribution and that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or Tax Laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one Party to this Agreement has against the other, (iii) subject to the foregoing clause (ii) above, to comply with its obligations under this Agreement or any other Transaction Document or any Ancillary Agreement, or (iv) to the extent such Information and cooperation is necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing Retained Business, the LW Business or the LW Joint Ventures, as the case may be, and (c) any Information that is reasonably necessary for the conduct of the LW Business or the LW Joint Ventures (except for any information relating to performance ratings or assessments of employees of the ConAgra Group and LW Employees (including performance history, reports prepared in connection with bonus plan participation and related data, other than individual bonus opportunities based on target bonus as a percentage of base salary)).

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (v) specifications and documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Special Cash Amount” has the meaning set forth in Section 1.11(a).

“Special Cash Payment” has the meaning set forth in Section 1.11(a).

“Special SpinCo Securities Issuance” has the meaning set forth in Section 1.11(a)(iii).

“SpinCo” has the meaning set forth in the preamble.

“SpinCo Common Stock” has the meaning set forth in the recitals.

“SpinCo Securities” means notes issued by SpinCo to ConAgra with terms as set forth on Schedule 7.07.

“Stock Issuance” has the meaning set forth in Section 1.11(a)(i).

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect a majority of the Board of Directors or other governing body or (b) if there are no such voting interests, 51% or more of the equity interests therein.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Benefit” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement entered into by ConAgra and SpinCo on the date hereof, as amended or modified from time to time in accordance with its terms.

“Third-Party Claim” has the meaning set forth in Section 4.05(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Transaction Documents” means, collectively, this Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Alexia Trademark License Agreement and any other documents required to be delivered by a Person under any of the foregoing documents.

“Transfer Documents” has the meaning set forth in Section 1.10.

“Transferred Employees” means employees of any member of the LW Group and any employees of ConAgra or its Subsidiaries whose employment transfers to the LW Group on or after the Business Transfer Time.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between ConAgra and SpinCo, as amended or modified from time to time in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

CONAGRA FOODS, INC.

By:	/s/ Colleen R. Batcheler
Name:	Colleen R. Batcheler
Title:	Executive Vice President, General Counsel and Corporate Secretary

LAMB WESTON HOLDINGS, INC.

By:	/s/ Thomas P. Werner
Name:	Thomas P. Werner
Title:	President and Chief Executive Officer